As filed with the Securities and Exchange Commission on May 10, 2016
Registration No. 333-_______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Tesco Corporation
(Exact name of registrant as specified in its charter)

Alberta, Canada	76-0419312
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
11330 Clay Road, Suite 350 Houston, Texas 77041
(Address of principal executive offices)
Amended and Restated Tesco Corporation 2005 Incentive Plan
(Full title of the plan)

Fernando R. Assing
President and Chief Executive Officer
Tesco Corporation
11330 Clay Road, Suite 350
Houston, Texas 77041
(713) 359-7000
Copies to:

Gary H. McDaniel Norton Rose Fulbright US LLP 200 Convent Street, Suite 2100 San Antonio, Texas 78205 (210) 270-7172	Rashi Sengar Norton Rose Fulbright Canada LLP 400 34d Avenue SW, Suite 3700 Calgary, Alberta T2P 4H2 Canada (403) 267-9563

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.
Large accelerated filer     ☐                            Accelerated filer          ☒
Non-accelerated filer    ☐ (Do not check if a smaller reporting company)    Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, no par value	1,000,000	8.10	$8,100,000	$815.67
Total	1,000,000	8.10	$8,100,000	$815.67
(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common shares that become available under the Amended and Restated Tesco Corporation 2005 Incentive Plan (the “Plan”) because of events such as recapitalizations, stock dividends, stock splits or similar transactions effected without the receipt of consideration that increases the number of outstanding shares.

(2)
Calculated in accordance with Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices per share of the common shares of the registrant as reported by The Nasdaq Global Select Market on May 9, 2016.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, under the Securities Act, this Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register an additional 1,000,000 shares of Tesco Corporation’s (the “Company”) common shares to be issued pursuant to the Amended and Restated Tesco Corporation 2005 Incentive Plan (the “Plan”).

An aggregate of 9,649,461 shares of the Company’s common shares under the Plan were previously registered pursuant to the Company’s Registration Statement on Form S-8 (File No. 333-139610) filed with the Securities and Exchange Commission (the “Commission”) on December 22, 2006, Registration Statement on Form S-8 (File No. 333-155426) filed with the Commission on November 18, 2008, Registration Statement on Form S-8 (File No. 333-165342) filed with the Commission on March 8, 2010, Registration Statement on Form S-8 (File No. 333-179907) filed with the Commission on March 5, 2012, Registration Statement on Form S-8 (File No. 333-187087) filed with the Commission on March 6, 2013 and Registration Statement on Form S-8 (File No. 333-194331) filed with the Commission on March 5, 2014. Such Registration Statements are currently effective and the contents thereof are incorporated herein by reference except to the extent that such content is superseded by the items appearing below.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents, which have been previously filed with the Commission, are incorporated by reference into this Registration Statement:

(1)	The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on March 4, 2016;

(2)
the portions of the Company's Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 15, 2016 that are incorporated by reference into Part III of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

(3)	the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed with the Commission on May 10, 2016;

(4)	the Company's Current Report on Form 8-K, filed with the Commission on May 9, 2016; and

(5)
the description of the Company's common shares contained in the Company's Form 8-A, filed with the Commission on June 2, 2008, including any amendment to that form that they Company may file in the future for the purpose of updating the description of the Company's common shares.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Company pursuant to SEctions 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that includes all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this Registration Statement from the date of filing such documents.
Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 6.     Indemnification of Directors and Officers
Section 124 of the Business Corporations Act (Alberta) provides that except in respect of an action by or on behalf of the Company to procure a judgment in the Company's favor, the Company may indemnify a director or officer of the Company, a former director or officer of the Company, or a person who acts or acted at the Company's request as a director or officer of another corporation of which the Company is or was a shareholder or creditor, and the director's or officer's heirs and legal representatives, referred herein as the indemnified persons, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of the company (Or such other corporation), if: (1) the director or officer acted honestly and in good faith with a view to the best interest of the Company, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director's or officer's conduct was lawful.
The Company may also, under the Business Corporation Act (Alberta), with court approval, indemnify an indemnified person in respect of an action by or on behalf of the Company to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the Company, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfills the conditions set out in (a) and (b) above.
An indemnified person is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably occurred by the person in connection with the defense of any civil, criminal, or administrative action or proceeding to which th person is made a party by reason of being or having been a director or officer of the Company, if the person is seeking indemnity: (i) was substantially successful on the merits in the person's defense of the action or proceeding, (ii) fulfills conditions set out in (a) and (b) above and (iii) is fairly and reasonably entitled to indemnity. The Company is permitted under the Business Corporations Act (Alberta) to advance funds to a person in order to defray the costs, charges and expenses of such a proceeding, but if the person does not meet the conditions described in this paragraph, he or she shall repay the funds advanced.

Under the Business Corporations Act (Alberta) the Company may purchase and maintain insurance for the benefit of indemnified persons against any liability incurred by the person (i) in the person's capacity as a director or officer of the Company, except when the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the Company, or (ii) in the person's capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the Company's request, except when the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.
The Company or an indemnified person may apply to the Court for an order approving an indemnity and the Court may so order and make any further order it thinks fit. On an application, the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.
The Company's amended and restated by-laws provide that directors and officers will not be liable for loss or damage in execution of their duties unless such loss or damage is occasioned by willful negligence or default. To the fullest extent permitted by the Business Corporation Act (Alberta), directors and officers are indemnified against all costs, charges and expense to which the director or officer is made a party by reason of being or having been a director or officer of the Company. Directors and officers will only be indemnified if they acted honestly and in good faith with a view to the best interests of the Company, and, in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that his or her conduct was lawful.
The Company has written indemnification agreements with its directors and officers. Under these agreements the Company indemnifies directors and officers from and against any expenses that were reasonably incurred, or that the director or officer is legally obligated to pay in connection with any civil, criminal or administrative action, suit or proceeding by reasons of actual or alleged error, or misstatement or misleading statement, or by reason of any action taken by the director or officer while acting in that capacity. Under the indemnification agreements the Company agrees to obtain comprehensive directors' and officers' insurance to cover its directors and officers for certain liabilities.
Under the Company's indemnification agreements, the Company is not liable to indemnify directors and officers under certain circumstances. For instance, if the director or officer is found liable for willful negligence or willful misconduct in the performance of his or her duties, or if the director or officer is found liable for having gained a personal profit or advantage to which he or she was not entitled, or for having committed acts of active and deliberate dishonesty which were material to the cause of action for which the director or officer seeks indemnification.
The Company has obtained directors' and officers' insurance to cover its directors and officers for certain liabilities.
Item 8. Exhibits

The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of the Registrant under the Securities Act or the Exchange Act as indicated in parentheses:

Exhibit Number	Exhibit
4.1	Restated Articles of Amalgamation of Tesco Corporation, dated May 29, 2007 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on June 1, 2007)
4.2	Amended and Restated Bylaws of Tesco Corporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on March 11, 2014)
4.3	Form of Common Share Certificate for Tesco Corporation (incorporated by reference to Exhibit 4.1 of the Company’s Annual Report on Form 10-K filed on March 31, 2015)
5.1*	Opinion of Norton Rose Fulbright Canada LLP
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of PricewaterhouseCoopers LLP
23.3*	Consent of Norton Rose Fulbright Canada LLP (included as part of Exhibit 5.1)
24.1*	Powers of Attorney (including on the signature pages of this Registration Statement)
99.1	Amended and Restated 2005 Tesco Corporation Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on May 22, 2007)
_____________
* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 10, 2016.
TESCO CORPORATION
By:      /s/ Fernando R. Assing
Fernando R. Assing
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints, Fernando R. Assing and Christopher L. Boone, and each or any of them, his or her true and lawful attorney-in-fact and agent, each with the power of substitution and resubstitution, for him or her in any and all capacities, to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on May 10, 2016 in the capacities indicated.

Signature	Title	Date
/s/ FERNANDO R. ASSING Fernando R. Assing	President, Chief Executive Officer and Director (Principal Executive Officer)	May 10, 2016
/s/ CHRISTOPHER L. BOONE Christopher L. Boone	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 10, 2016
/s/ THOMAS B SLOAN, JR. Thomas B Sloan, Jr.	Vice President and Corporate Controller (Principal Accounting Officer)	May 10, 2016
/s/ MICHAEL W. SUTHERLIN Michael W. Sutherlin	Chairman of the Board	May 10, 2016
/s/ JOHN P. DIELWART John P. Dielwart	Director	May 10, 2016
/s/ FRED J. DYMENT Fred J. Dyment	Director	May 10, 2016
/s/ GARY L. KOTT Gary L. Kott	Director	May 10, 2016
/s/ R. VANCE MILLIGAN R. Vance Milligan	Director	May 10, 2016
/s/ ROSE M. ROBESON Rose M. Robeson	Director	May 10, 2016
/s/ ELIJIO V. SERRANO Elijio V. Serrano	Director	May 10, 2016
/s/ FERNANDO R. ASSING Fernando R. Assing	Authorized Representative in the United States	May 10, 2016

EXHIBIT INDEX
Exhibit
Number        Description

4.1	Restated Articles of Amalgamation of Tesco Corporation, dated May 29, 2007 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on June 1, 2007)

4.2	Amended and Restated Bylaws of Tesco Corporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on March 11, 2014)

4.3
Form of Common Share Certificate for Tesco Corporation (incorporated by reference to Exhibit 4.3 of the Company’s Post-Effective Amendment No. 4.1 to Tesco Corporation’s Quarterly Report on Form 10-Q filed on November 8, 2011

5.1*         Opinion of Norton Rose Fulbright Canada LLP

23.1*	Consent of Ernst & Young LLP
23.2*        Consent of PricewaterhouseCoopers LLP
23.3*         Consent of Norton Rose Fulbright LLP (included as part of Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page)

99.1	Amended and Restated 2005 Tesco Corporation Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on May 22, 2007)

* Filed herewith.